Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of VenHub Global, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated March 23, 2026, on the balance sheet of VenHub Global, Inc. as of December 31, 2025, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

June 22, 2026

9555 S. Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com